EXHIBIT 99.1

MacroGenics Provides Update on Corporate Progress and First Quarter 2016 Financial Results

•	Eight molecules in clinical development, including six in immuno-oncology
•	On track for three new IND submissions in 2016-2017
•	Promising pipeline of preclinical candidates shown at recent AACR meeting

ROCKVILLE, MD, May 4, 2016 – MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases, today provided a corporate progress update and reported financial results for the quarter ended March 31, 2016.
"MacroGenics made steady progress across its pipeline of clinical and research-stage compounds during the first quarter of 2016," said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. "The SOPHIA study, a Phase 3 trial of margetuximab, our Fc-optimized anti-HER2 monoclonal antibody, continues to enroll patients with metastatic breast cancer. Our immuno-oncology efforts, highlighted by the B7-H3 franchise, also progressed nicely. We anticipate sharing additional enoblituzumab monotherapy study data later this year. Further, our portfolio of innovative molecules was the subject of five poster presentations at the recent American Association of Cancer Research annual meeting."
"As we look forward in 2016 and beyond, we expect to continue our pace of generating promising clinical development candidates based on MacroGenics' technology platforms," commented Dr. Koenig. "In particular, we expect to submit one IND later this year and two additional INDs in 2017."
Pipeline Update
Margetuximab. Recent highlights related to our Fc-optimized monoclonal antibody that targets the human epidermal growth factor receptor 2, or HER2, include:
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SOPHIA Study: MacroGenics' Phase 3 pivotal study in patients with HER2-positive metastatic breast cancer is ongoing, as the Company continues to initiate sites and enroll patients. This study is evaluating the efficacy of margetuximab plus chemotherapy compared to trastuzumab plus chemotherapy in approximately 530 patients following progression after at least two lines of previous therapy. The Company is targeting completion of this study in 2018.

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Phase 1b/2 Gastric Cancer Study: During the first quarter of 2016, MacroGenics dosed the first patient in a Phase 1b/2 clinical trial of margetuximab in combination with pembrolizumab, an anti-PD-1 therapy, in patients with advanced HER2-positive gastric cancer. Treatment options for these patients are limited and this proposed combination regimen being studied would avoid chemotherapy while exploiting the expected enhanced immune-mediated killing properties of both margetuximab and pembrolizumab. This trial is being conducted in collaboration with Merck and is currently recruiting patients in the United States, with plans to expand into Asian sites later this year.

B7-H3 Franchise. MacroGenics is developing a portfolio of therapeutics that target B7-H3, a member of the B7 family of molecules involved in immune regulation. The Company is advancing multiple programs that target B7-H3 through complementary mechanisms of action and take advantage of this antigen's broad expression across multiple solid tumor types. Current ongoing development programs include:
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Enoblituzumab (MGA271): The Company continues to recruit patients in three ongoing studies of enoblituzumab, an Fc-optimized monoclonal antibody that targets B7-H3. These studies include one monotherapy study and two combination studies with each of ipilimumab and pembrolizumab.

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MGD009: This DART molecule targeting B7-H3 and CD3 is being evaluated in a Phase 1 study across multiple solid tumor types. The results of preclinical studies of MGD009 were presented in an oral presentation at Keystone Symposia's Antibodies as Drugs (X2) conference in March. These studies demonstrated that MGD009 redirected T cells to kill B7-H3-expressing human cancer cell lines from a range of tumor types in multiple in vitro and in vivo models.

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B7-H3 Antibody-drug Conjugate: At the American Association for Cancer Research (AACR) Annual Meeting in April, MacroGenics presented a poster that evaluated the therapeutic potential of anti-B7-H3 ADCs in multiple in vitro and in vivo models representing human cancer types that overexpress B7-H3.

DART Product Candidates. There are currently six DART molecules in Phase 1 clinical development, including MGD006 (CD123 x CD3, also known as S80880), MGD007 (gpA33 x CD3), MGD011 (CD19 x CD3, also known as JNJ-64052781), MGD010 (CD32B x CD79B), MGD009 (B7-H3 x CD3) and PF-06671008 (P-cadherin x CD3). The Company expects to submit IND applications for two additional DART molecules in 2017. These two product candidates are:
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MGD013: MacroGenics is developing MGD013 to simultaneously block two immune checkpoint molecules, PD-1 and LAG-3. At the recent AACR meeting, MacroGenics demonstrated that MGD013 has the potential to enhance T-cell immunomodulatory activity as compared to its individual components.

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MGD014: MGD014 is a DART molecule that is being developed to eliminate latent HIV infection. MGD014 is being developed under a contract awarded to MacroGenics by the National Institute of Allergy and Infectious Diseases for up to $24.5 million. This is the first infectious disease DART program planned for clinical testing.

Beyond MGD013 and MGD014, MacroGenics continues to generate and evaluate multiple other candidates that target a range of immune regulatory and other molecules using its proprietary platforms. In addition to the B7-H3 ADC and MGD013 posters presented at the recent AACR meeting, the Company also presented posters on the following three preclinical DART molecules at the meeting:  EphA2 x CD3, IL13Rα2 x CD3 and ROR1 x CD3.
First Quarter 2016 Financial Results
•	Cash Position: Cash, cash equivalents and investments as of March 31, 2016 were $304.4 million, compared to $339.0 million as of December 31, 2015.
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Revenue: Total revenue, consisting primarily of revenue from collaborative agreements, was $2.8 million for the quarter ended March 31, 2016, compared to $71.3 million for the quarter ended March 31, 2015. This decrease is primarily due to the $62.3 million in revenue recognized under the Janssen agreement in the first quarter of 2015.

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R&D Expenses: Research and development expenses were $27.3 million for the quarter ended March 31, 2016, compared to $21.5 million for the quarter ended March 31, 2015. This increase was due primarily to increased activity in MacroGenics' preclinical immune checkpoint programs, including MGD013, and the initiation of two Phase 1 clinical trials combining enoblituzumab with other compounds. This increase was partially offset by a decrease in margetuximab expense as a result of start-up costs in 2015 for the SOPHIA trial.

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G&A Expenses: General and administrative expenses were $6.1 million for the quarter ended March 31, 2016, compared to $4.7 million for the quarter ended March 31, 2015.  This increase was primarily due to higher labor-related costs, including stock-based compensation expense.

•	Net Loss: Net loss was $30.3 million for the quarter ended March 31, 2016, compared to net income of $45.1 million for the quarter ended March 31, 2015.
•	Shares Outstanding: Shares outstanding as of March 31, 2016 were 34,536,621.

Conference Call Information

MacroGenics will host a conference call today at 4:30 pm (EST) to discuss the first quarter of 2016 and provide a corporate update. To participate in the conference call, please dial (877) 303-6253 (domestic) or (973) 409-9610 (international) five minutes prior to the start of the call and provide the Conference ID: 97025319.
The recorded, listen-only webcast of the conference call can be accessed under "Events & Presentations" in the Investors section of the Company's website at http://ir.macrogenics.com/events.cfm. A replay of the webcast will be available shortly after the conclusion of the call and archived on the Company's website for 30 days following the call.

MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	March 31, 2016	December 31, 2015
Cash, cash equivalents and investments	$304,448	$339,049
Total assets	325,657	359,269
Deferred revenue	16,604	18,497
Total stockholders' equity	286,255	313,337

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Revenues:
Revenue from collaborative agreements	$1,893	$71,165
Revenue from government agreements	953	114
Total revenues	2,846	71,279

Costs and expenses:
Research and development	27,346	21,464
General and administrative	6,133	4,683
Total costs and expenses	33,479	26,147

Income (loss) from operations	(30,633)	45,132
Other income (expense)	270	(3)
Net income (loss)	(30,363)	45,129

Other comprehensive income (loss):
Unrealized gain (loss) on investments	57	-
Comprehensive income (loss)	$(30,306)	$45,129

Basic net income (loss) per common share	$(0.88)	$1.53
Diluted net income (loss) per common share	$(0.88)	$1.42
Basic weighted average common shares outstanding	34,503,845	29,415,768
Diluted weighted average common shares outstanding	34,503,845	31,684,174

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases. The company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics, the MacroGenics logo, and DART are trademarks or registered trademarks of MacroGenics, Inc.

The development of one or more DART molecules targeting HIV is being funded in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services under Contract No. HHSN272201500032C.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words "subject to", "believe", "anticipate", "plan", "expect",
"intend", "estimate", "project", "may", "will", "should", "would", "could", "can", the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company's product candidates and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

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Contacts:
Jim Karrels, Senior Vice President, CFO
 MacroGenics, Inc.
1-301-251-5172, info@macrogenics.com

Karen Sharma, Senior Vice President
 MacDougall Biomedical Communications
1-781-235-3060, ksharma@macbiocom.com